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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

(Mark One)

|X| ANUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

                                       or

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to ________________

Commission file number 0-19244

                          Krupp Government Income Trust
             (Exact name of registrant as specified in its charter)

          Massachusetts                                          04-3089272
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

One Beacon Street, Boston, Massachusetts                           02108
(Address of principal executive offices)                         (Zip Code)

                                 (617) 523-0066
              (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title                                       Name of exchange on which registered
-----                                       ------------------------------------
Shares of Beneficial Interest               None

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                                  Yes |X| No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be continued, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this form 10-K or any amendment to this Form 10-K. |_|

SEC 1673 (11-03)  Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

                                                                  Yes |_| No |X|

Aggregate market value of voting securities held by non-affiliates: Not applicable.

Documents incorporated by reference: see Item 15

The exhibit index is located on pages 16 - 17

                                     PART I

This Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those identified herein.

ITEM 1. BUSINESS

Krupp Government Income Trust (the "Trust") was formed on November 1, 1989 by filing a Declaration of Trust in the Commonwealth of Massachusetts. The Trust is authorized to sell and issue not more than 17,510,000 shares of beneficial interest (the "Shares"). The Trust raised approximately $300 million through a public offering of the Shares and used the proceeds available for investment primarily to acquire participating insured mortgages ("PIMs"), participating insured mortgage investments ("PIMIs") and mortgage-backed securities ("MBS"). The Trust considers itself to be engaged in only one industry segment, investment in mortgages.

The Trust has elected to be treated as a real estate investment trust ("REIT"), under the Internal Revenue Code of 1986, as amended. The Trust shall terminate on December 31, 2029 unless earlier terminated by the affirmative vote of holders of a majority of the outstanding Shares entitled to vote thereon. See Note A of Notes to Financial Statements included in Appendix A of this report for additional information.

The Trust's remaining PIMI investment consists of (1) an insured mortgage loan originated under the lending program of the Federal Housing Administration ("FHA") insured as to principal and basic interest, (2) an additional loan ("Additional Loan") to the borrower or owners of the borrower in excess of mortgage amounts insured or guaranteed under the FHA program that increases the Trust's total financing with respect to that property and (3) a participating mortgage. The Additional Loan associated with the insured mortgage originated in connection with a Department of Housing and Urban Development ("HUD") insured program cannot, under government regulations, be collateralized by a mortgage on the underlying property. The Additional Loan is collateralized by a security interest satisfactory to Berkshire Mortgage Advisors Limited Partnership (the "Advisor"). The Additional Loan is neither insured nor guaranteed. In addition, the participation feature related to the participating mortgage is neither insured nor guaranteed. The Additional Loan may provide the Trust with semi-annual interest payments and may provide additional interest in the future while the participating mortgage provides for Trust participation in the net income and residual value, if any, of the underlying property.

The Trust also has investments in MBS collateralized by single-family mortgage loans issued or originated by GNMA, Fannie Mae or the Federal Home Loan Mortgage Corporation ("FHLMC"). Fannie Mae and FHLMC guarantee the principal and basic interest of the Fannie Mae and FHLMC MBS, respectively. GNMA guarantees the timely payment of principal and interest on its MBS, and HUD insures the pooled mortgage loans underlying the GNMA MBS.

The Trust will distribute all proceeds from prepayments or other realizations of mortgage assets to investors either through quarterly dividends or special dividends.

Although the Trust will terminate no later than December 31, 2029, the value of the PIMs and PIMIs may be realized by the Trust through repayment or sale as early as ten years from the dates of the closings of the permanent loans, and the Trust may realize the value of all of its other investments within that time frame thereby resulting in a dissolution of the Trust significantly prior to December 31, 2029.

The Trust anticipates that there will be sufficient cash flow from the mortgages to meet cash requirements. To the extent that the Trust's cash flow should be insufficient to meet the Trust's operating expenses and liabilities, it will be necessary for the Trust to obtain additional funds by liquidating its investment in one or more mortgages or by borrowing. The Trust may pledge mortgages as security for any permitted borrowing.

The Trust may not borrow funds in connection with the acquisition or origination of mortgages. However, it may borrow funds to meet working capital requirements of the Trust. In this event, the Trust may borrow funds from third parties on a short-term basis. The Declaration of Trust limits the amount that may be borrowed by the Trust. Borrowing agreements between the Trust and a lender may also restrict the amount of indebtedness that the Trust may incur. The Declaration of Trust prohibits the Trust from issuing debt securities to institutional lenders and banks, and the Trust may not issue debt securities to the public except in some circumstances. The Trust, under some circumstances, may borrow funds from the Advisor, a trustee or an affiliate of the Trust or any trustee. However, a majority of the independent trustees, not otherwise interested in such transaction, must approve the transaction as being fair, competitive and commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances. The Trust has not borrowed any funds during the past and does not intend to do so in the future.

The FHA coinsurance loan program under Section 221(d)(4) of the National Housing Act provides for loans with 40 year terms. However, this program allows for a call option at any time after ten years, upon one year's notice. The subordinated promissory notes and subordinated mortgages that secure the participation feature of the insured mortgages and PIMs and the notes that evidence the Additional Loans provide for acceleration of maturity at the earlier of the sale of the underlying property or the call date.

From time to time, the Trust expects that it may realize the principal and participation in residual value, if any, of its mortgages before maturity. It is expected that the mortgages will be repaid after a period of ownership of approximately ten years from the dates of the closings of the permanent loans. Realization of the value of mortgages may, however, be made at an earlier or later date.

The Trust will not underwrite securities of other issuers, offer securities in exchange for property or invest in securities of other issuers for the purpose of exercising control and has not engaged in any of these actives during the past. The Declaration of Trust does not permit the Trust to issue senior securities. The Trust has not repurchased or reacquired any of its Shares from shareholders in the past. The Trust may not make loans to the Advisor, any trustee, any affiliate of the Advisor or any trustee or any other person, other than mortgage investments of the type described above. The Trust has not made any loans other than mortgage investments during the past.

The Trust's investments are not expected to be subject to seasonal fluctuations, although net income may vary somewhat from quarter to quarter based upon the participation features of its investments. The requirements for compliance with federal, state and local regulations to date have not materially adversely affected the Trust's operations, and the Trust anticipates no material adverse effect in the future.

To qualify as a REIT for federal income tax purposes, the Trust made a valid election to be so treated and must continue to satisfy a range of complex requirements including criteria related to its ownership structure, the nature of its assets, the sources of its income and the amount of its dividends to shareholders. The Trust intends to qualify as a REIT in each year of operation, however, certain factors may have an adverse effect on the Trust's REIT status. If for any taxable year, the Trustees and the Advisor determine that any of the asset, income, or dividend tests are not likely to be satisfied, the Trust may be required to borrow money, dispose of mortgages or take other action to avoid loss of REIT status.

Additionally, if the Trust does not qualify as a REIT for any taxable year, it will be subject to federal income tax as if it were a corporation and the shareholders will be taxed as shareholders of a corporation. If the Trust were taxed as a corporation, the payment of such tax by the Trust would substantially reduce the funds available for dividends to shareholders. To the extent that dividends had been made in anticipation of the Trust's qualification as a REIT, the Trust might be required to borrow additional funds or to liquidate certain investments in order to pay the applicable tax. Moreover, should the Trust's election to be taxed as a REIT be terminated or voluntarily revoked, the Trust may not be able to elect to be treated as a REIT for the following five-year period.

As of December 31, 2003, no personnel were directly employed by the Trust.

ITEM 2. PROPERTIES

None.

ITEM 3. LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Trust, any director, officer or affiliate of the Trust is a party to which would have a material effect on the Trust and there are no material pending legal proceedings which any of its investments are subject to.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There currently is no established public trading market for the Shares.

The number of investors holding Shares as of December 31, 2003 is approximately 6,600.

The Trust has declared and paid dividends on a quarterly basis and intends to do so for the foreseeable future. The Trustees established a dividend rate per Share per quarter of $0.02 per Share per quarter for the third and fourth quarter of 2003, $0.06 for the first and second quarter of 2003 and $0.17 for each quarter of 2002.

ITEM 6. SELECTED FINANCIAL DATA

The following table sets forth selected financial information regarding the Trust's financial position and operating results. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and Supplementary Data, which are included in Item 7 and Item 8 (Appendix A) of this report, respectively.

                                        (Amounts in thousands, except for per Share amounts)

                                        2003       2002        2001        2000        1999
                                      --------   --------   ---------   ---------   ---------

Total revenues                        $  6,417   $  9,011   $  18,532   $  11,076   $  15,632

Net income                            $  5,414   $  7,782   $  15,972   $   8,429   $  12,317

Net income per Share                  $   0.36   $   0.52   $    1.06   $    0.56   $    0.82

Weighted average Shares outstanding     15,053     15,053      15,053      15,053      15,053

Total assets at December 31           $ 12,800   $ 62,521   $ 130,786   $ 140,131   $ 142,096

Average dividends per Share           $   3.58   $   4.98   $    1.61   $    0.68   $    2.60

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Form 10-K constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Trust's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, federal, state or local regulations; adverse changes in general economic or local conditions; the inability of the borrower to meet financial obligations on additional loans; pre-payments of mortgages; failure of borrowers to pay participation interests due to poor operating results at properties underlying the mortgages; uninsured losses and potential conflicts of interest between the Trust and its affiliates, including the Advisor.

Liquidity and Capital Resources

At December 31, 2003, the Trust had liquidity, consisting of cash and cash equivalents of approximately $1.6 million as well as the cash inflows provided by the remaining PIMI, MBS and cash and cash equivalents. The Trust may also receive additional cash flow from the participation features of its remaining PIMI. The Trust anticipates that these sources will be adequate to provide the Trust with sufficient liquidity to meet its obligations, including providing dividends to its investors.

The most significant demands on the Trust's liquidity are quarterly dividends paid to investors of approximately $300,000, which represents the current quarterly dividend rate of $0.02 per share. Funds for dividends come from interest income received on the remaining PIMI, MBS and cash and cash equivalents, net of operating expenses, and the principal collections received on the remaining PIMI and MBS. The portion of dividends funded from principal collections and cash reserves reduces the capital resources of the Trust. As the capital resources of the Trust decrease, the total cash flows to the Trust will also decrease, which may result in periodic adjustments to the dividends paid to the investors.

The Advisor periodically reviews the dividend rate to determine whether an adjustment is necessary based on projected future cash flows. The current dividend rate is $0.02 per Share per quarter. The Trustees, based on the Advisor's recommendations, generally set a dividend rate that provides for level quarterly dividends. To the extent quarterly dividends do not fully utilize the cash available for distribution and cash balances increase, the Advisor may adjust the dividend rate or distribute such funds through a special dividend.

In addition to providing guaranteed or insured monthly principal and interest payments from the insured first mortgage, the Trust's investment in the remaining PIMI also may provide additional income through the interest on the Additional Loan portion of the PIMI as well as participation interest based on operating cash flow and an increase in the value realized upon the sale or refinance of the underlying property. However, collection of the Additional Loan principal and interest from the participation feature is neither guaranteed nor insured and depends upon the successful operation of the underlying property.

On July 15, 2003, the Trust received a prepayment of the Pointe East Apartments insured mortgage for $3,251,119. The Trust also received a prepayment premium of $130,045 from this payoff. On August 4, 2003, the Trust paid a special dividend of $0.23 per share from the proceeds of the Pointe East Apartments insured mortgage payoff.

On May 30, 2003, the Trust received a prepayment of the Windward Lakes Apartments Subordinated Promissory Note and the Windward Lakes Apartments Additional Loan. The Trust received $2,471,294 of Additional Loan principal, $970,575 of Additional Loan interest, $719,682 of Shared Appreciation Interest and $684,291 of accrued interest from the workout agreement that expired in 2000. On June 16, 2003, the Trust received $13,301,440 in principal proceeds on the first mortgage note. In addition, the Trust recognized $373,757 of Additional Loan interest that had been previously received and recorded as deferred income on the Additional Loan. On July 24, 2003, the Trust paid a special dividend of $1.22 per share from the proceeds of the Windward Lakes prepayment.

On March 27, 2003, the Trust received a prepayment of the Rivergreens Apartments Subordinated Promissory Note. The Trust received $547,978 of Shared Appreciation Interest and $383,297 of Minimum Additional Interest. On April 10, 2003, the Trust received $9,500,670 representing the principal proceeds on the first mortgage loan from the Rivergreens Apartments PIM. On May 9, 2003, the Trust paid a special dividend of $0.70 per share from the proceeds of the Rivergreens Apartments PIM prepayment.

On March 12, 2003, the Trust sold the Lifestyles Ginnie Mae MBS at par for $9,746,038 to the borrower of the Lifestyles PIMI. Concurrently, the borrower paid off the full amount due on the Additional Loan of $1,817,665. In addition, the Trust recognized $343,659 of Additional Loan interest previously recorded as deferred income on the Additional Loan. On May 7, 2003, the Trust paid a special dividend of $0.77 per share from the proceeds of the Lifestyles Apartments PIMI.

On January 21, 2003, the Trust received a prepayment of the Mill Pond I PIM for $7,430,727 representing the principal proceeds on the first mortgage. The underlying property value did not increase sufficiently to meet the criteria for the Trust to earn any participating interest. On May 5, 2003, the Trust paid a special dividend of $0.50 per share from the proceeds of the Mill Pond I PIM.

Due to the significant number of prepayments of mortgage investments in 2003, the Trust saw a decrease in its overall mortgage investments of approximately 82% during 2003. In addition, due to the cumulative prepayments since inception through December 31, 2003, the Trust has approximately 4% of its original mortgage investments remaining.

On August 27, 2002, the Trust received $4,856,759 representing the principal proceeds on the first mortgage loan from the Rosemont Apartments MBS. In addition, the Trust received a prepayment premium of $194,270 from this payoff. On September 12, 2002, the Trust paid a special dividend of $0.34 per share from the proceeds of the Rosemont Apartments MBS prepayment.

On July 25, 2002, the Trust received $13,676,641 representing the principal proceeds on the first mortgage loan from the Lincoln Green Apartments PIM. On June 28, 2002, the Trust received a prepayment of the Lincoln Green Apartments Subordinated Promissory Note. The Trust received $725,000 of Shared Appreciation Interest and $278,785 of Shared Income Interest and Minimum Additional Interest. On August 28, 2002, the Trust paid a special dividend of $0.99 per share from the proceeds of the Lincoln Green Apartments PIM prepayment

On May 15, 2002, the Trust received $8,884,123 representing the principal proceeds on the first mortgage loan from the River View Apartments PIM. In addition, the Trust received a prepayment premium of $88,841 from the payoff. On June 4, 2002, the Trust paid a special dividend of $0.61 per share from the proceeds of the River View Apartments PIM prepayment.

On May 15, 2002, the Trust received $2,487,447 representing the principal proceeds on the first mortgage loan from the Parkwest Apartments MBS. In addition, the Trust received a prepayment premium of $49,749 from this payoff. On June 19, 2002, the Trust paid a special dividend of $0.17 per share from the proceeds of the Parkwest Apartments MBS prepayment.

On January 3, 2002, the Trust received $18,330,825 representing the principal proceeds on the first mortgage loan from the Red Run PIMI plus $120,296 of interest on the first mortgage loan. On December 31, 2001 the Trust received a prepayment of the Red Run Additional Loan and Subordinated Promissory Note. The Trust received $2,900,000 of Additional Loan Principal, $238,369 of Shared Appreciation Interest, $3,506,952 of Preferred Interest and $67,667 of Base Interest on the Additional Loan. On January 16, 2002, the Trust paid a special dividend of $1.68 per share from the proceeds of the Red Run PIMI prepayment.

On January 2, 2002, the Trust received a prepayment of the Waterford Apartments Subordinate Promissory Note. The Trust received $379,725 of Minimum Additional Interest and $425,643 of Shared Appreciation Interest. On January 17, 2002, the Trust received $6,625,742 representing the principal proceeds on the first mortgage loan. In addition, the Trust received a prepayment premium of $66,257 from the payoff. On March 1, 2002, the Trust paid a special dividend of $0.51 per share from the proceeds of the Waterford Apartments PIM prepayment.

On July 23, 2001, the Trust received a prepayment of the Seasons Subordinated Promissory Note and the Seasons Additional Loan. The Trust received $1,924,649 of Additional Loan principal, $180,916 of surplus cash, $847,450 of preferred interest, $1,052,455 of contingent interest, $69,129 of Base Interest on the Additional Loan and $1,299,562 which represents the Trust's portion of the residual split. The Trust received $8,567,890 representing the principal proceeds on the first mortgage note on July 26, 2001. In addition, the Trust recognized $180,633 of Additional Loan interest that had been previously received and recorded in deferred income on additional loans. On August 17, 2001, the Advisor paid a special dividend of $0.93 per share from the proceeds of the Seasons PIMI prepayment.

The payoff of the Seasons PIMI was a result of the sale of the underlying property by the borrower, Maryland Associates Limited Partnership ("MALP"), which is an affiliate of the Adviser, to an affiliate of MALP's general partner. Because the sale of the underlying property was to an affiliate, the Independent Trustees of the Trust were required to approve the transaction, which they did based upon a number of factors, including an appraisal of the underlying property prepared by an independent third party MAI appraiser. The purchase price paid by the affiliate for the underlying property was $1.6 million greater than the value indicated by such appraisal. Both the Trustees and the Advisor believed that the market capitalization rate utilized in the appraisal was too high based on their knowledge of recent sales in the market and agreed that the true fair value was the negotiated purchase price paid by the affiliate.

The remaining PIMI investment, Mountain View, operates under a workout agreement, its second workout with the Trust. The Mountain View agreement modified the borrower's obligation to make Additional Loan interest payments, regardless of whether the property generates sufficient revenues to do so, to an obligation to pay Additional Loan interest only if the property generates Surplus Cash, as defined by HUD. For the underlying property's fiscal years ending December 31, 2003 and 2002, Mountain View did not generate any Surplus Cash.

Mountain View has experienced problems due to competitive market conditions. In June 1999, the Trust approved a second workout of Mountain View. Under its terms, the Trust agreed to reduce the effective interest rate on the insured first mortgage by 1.25% retroactively for 1999 and each year thereafter until 2004, and to change the loan's participation terms. The workout eliminated the preferred return feature, forgave $288,580 of previous accruals of Additional Loan interest related to the first workout, and changed the Trust's participation in Surplus Cash generated by the property and its application towards Additional Loan interest. The Trust will receive 75% of the first $130,667 of Surplus Cash and 50% of any remaining Surplus Cash on an annual basis to pay Additional Loan interest. Unpaid Additional Loan interest related to the second workout will accrue and be payable if there are sufficient proceeds from a sale or refinancing of the property. In addition, the borrower repaid $153,600 of the Additional Loan and funded approximately $54,000 to a reserve for property improvements.

The Mountain View Additional Loan was scheduled to mature in September 2003. When the trust entered into the second workout agreement in June 1999, it was the Trust's intention to extend the maturity date of the Additional Loan to coincide with the expiration date of the interest rebate in December 2004. While reviewing the existing Additional Loan Agreement, the Advisor noted that the maturity date of the Additional Loan was not updated at the time of the second workout agreement. On September 8, 2003, the Advisor entered into a third modification with the borrower to extend the maturity date to December 31, 2004 to correct this oversight.

Under the restructuring described above, management determined that the new interest rate level of the loan was at or above the then prevailing rate for similar instruments and therefore did not meet the criteria for a troubled debt restructuring. Accordingly, the restructuring and new rate was accounted for prospectively and not as a troubled debt restructuring.

During 2002 and 2003, operating results at Mountain View have continued to deteriorate. A building with 20 three-bedroom apartments was out of service for 18 months as a result of a fire in 2001. Reconstruction work necessitated by the fire was completed in mid-2002, with insurance proceeds covering the total cost of the restoration and a portion of the rental income. Additionally, occupancy in the remaining units has been affected by local economic conditions. These factors have made the rental market much more competitive for apartment owners, and the use of concessions to attract potential renters has increased throughout the market. Consequently, rental income decreased in 2002 and did not improve in 2003. Additionally, both insurance costs and real estate taxes have increased significantly, which have further deteriorated operating results. As a result of the factors described above, the Trust maintains a valuation allowance for the Mountain View of $1,032,617. Between the valuation allowance and the related deferred income on Additional Loans liability account, the Mountain View additional loan has been effectively fully reserved.

Whether the operating performance of Mountain View provides sufficient cash flow from operations to pay either the Additional Loan principal and interest or participation income will depend on factors that the Trust has little or no control over. Should the property be unable to generate sufficient cash flow to pay the Additional Loan interest, it would reduce the Trust's distributable cash flow and continue to negatively affect the value of the Additional Loan collateral.

There are no contractual restrictions on the repayment of the remaining PIMI. The participation feature and Additional Loan are neither insured nor guaranteed. If the prepayment of the PIMI results from the foreclosure on the underlying property or an insurance claim, the Trust would probably not receive any participation income or any amounts due under the Additional Loan.

In the event that the Mountain View PIMI pays off, the Trust would then commence an orderly liquidation of the remaining assets of the Trust and subsequently pay a liquidation dividend.

In the event that the remaining PIMI does not pay off as discussed above, the Trust does have the option to call this PIMI by accelerating the maturity. If the call feature is exercised then the insurance feature of the loan would be canceled. Therefore, the Advisor will determine the merits of exercising the call option for the remaining PIMI as economic conditions warrant. Such factors as the condition of the asset, local market conditions, the interest rate environment and available financing will have an impact on these decisions.

Critical Accounting Policies

The Trust's critical accounting policies relate to revenue recognition related to the Trust's remaining PIMI investment, impaired mortgage loan, amortization of Prepaid Fees and Expenses and the carrying value of its MBS. The Trust's policies are as follows:

The Trust accounted for its MBS portion of a PIM or PIMI investment in accordance with the Financial Accounting Standards Board's Statement 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), under the classification of held to maturity as these investments have a participation feature. As a result, the Trust would not sell or otherwise dispose of the MBS. Accordingly, the Trust had both the intention and ability to hold these investments to expected maturity. The Trust carried these MBS at amortized cost. The insured mortgage portion of the FHA PIM or FHA PIMI is carried at amortized cost. The Trust holds these mortgages at amortized cost since they are fully insured by FHA. The Additional Loans are carried at amortized cost unless the Advisor of the Trust believes there is an impairment in value, in which case a valuation allowance is established in accordance with FAS 114 "Accounting by Creditors for Impairment of a Loan" and FAS 118 "Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures". The Trust, in accordance with FAS 115, classifies its MBS portfolio as available-for-sale. The Trust classifies its MBS portfolio as available-for-sale as a portion of the MBS portfolio may remain after all of the PIMs and PIMIs payoff and that it will be necessary to then sell the remaining MBS portfolio at that time in order to close out the Trust. In addition, other situations such as liquidity needs could arise which would necessitate the sale of a portion of the MBS portfolio. As such, the Trust carries its MBS at fair market value and reflects any unrealized gains (losses) as a separate component of Shareholders' Equity. The Trust amortizes purchase premiums or discounts over the life of the underlying mortgages using the effective interest method.

Basic interest is recognized based on the stated rate of the HUD insured mortgage loan (less the servicer's fee) or the coupon rate of the GNMA MBS. The Trust recognizes interest related to the participation features when the amount becomes fixed and the transaction that gives rise to such amount is finalized, cash is received and all contingencies are resolved. This could be the sale or refinancing of the underlying real estate, which results in a cash payment to the Trust or a cash payment made to the Trust from surplus cash relative to the participation feature. The Trust defers the recognition of Additional Loan interest payments as income to the extent these interest payments were from escrows established with the proceeds of the Additional Loan. When the properties underlying the PIMI's generate sufficient cash flow to make the required Additional Loan interest payments and the Additional Loan value is deemed collectible, the Trust recognizes income as earned and commences amortization of the deferred interest amounts into income over the remaining estimated term of the Additional Loan. During periods where mortgage loans are impaired the Trust suspends amortizing deferred interest.

The Trust also fully reserves the portion of any Additional Loan interest payment satisfied through the issuance of an operating loan and any associated interest due on such operating loan. The Trust will recognize the income related to the operating loan when the borrower repays amounts due under the operating loan.

Impaired loans are those Additional Loans which the Advisor believes that the collection of all amounts due in accordance with the contractual terms of the loan agreement are not likely. Impaired loans are measured based on the fair value of the underlying collateral net of estimated selling costs. The Trust measures impairment on these loans quarterly using the most current operating information available. Interest received on the impaired loans is applied against the loan principal.

Prepaid fees and expenses represented prepaid acquisition fees and expenses and prepaid participation servicing fees paid for the acquisition and servicing of PIMs and PIMIs. The Trust amortized prepaid acquisition fees and expenses using a method that approximated the effective interest method over a period of ten to twelve years, which represents the estimated life of the underlying mortgage. The Trust amortized prepaid participation servicing fees using a method that approximated the effective interest method over a ten year period beginning at final endorsement of the loan if a HUD-insured mortgage loan or a GNMA MBS. Upon the repayment of a PIM or PIMI any unamortized acquisition fees and expenses and unamortized participation servicing fees related to such loan are expensed.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Assessment of Credit Risk

The Trust's investments in its remaining insured mortgage and MBS are guaranteed and/or insured by Fannie Mae, FHLMC, GNMA and HUD and therefore the certainty of their cash flows and the risk of material loss of the amounts invested depends on the creditworthiness of these entities.

Fannie Mae is a federally chartered private corporation that guarantees obligations originated under its programs. FHLMC is a federally chartered corporation that guarantees obligations originated under its programs. These obligations are not guaranteed by the U.S. Government or the Federal Home Loan Bank Board. However, Fannie Mae and FHLMC are two of the largest corporations in the United States and both have significant experience in mortgage securitizations. In addition, their MBS carry the highest credit rating given to financial instruments. GNMA guarantees the full and timely payment of principal and basic interest on the securities it issues, which represents interest in pooled mortgages insured by HUD. Obligations insured by HUD, an agency of the U.S. Government, are backed by the full faith and credit of the U.S. Government.

Collection of the principal and interest of the Additional Loan and interest on the participation features have risks similar to those associated with higher risk debt instruments, including: reliance on the owner's operating skills, ability to maintain occupancy levels, control operating expenses, ability to maintain the properties and obtain adequate insurance coverage. Operations also may be affected by adverse changes in general economic conditions, local conditions, and changes in governmental regulations, real estate zoning laws, or tax laws; and other circumstances over which the Trust may have little or no control.

At December 31, 2003, the Trust's investments also include cash and cash equivalents of approximately $1.4 million of Agency paper, which is issued by Government Sponsored Enterprises with a credit rating equal to the top rating category of a nationally recognized statistical rating organization.

Interest Rate Risk

The Trust's primary market risk exposure is to interest rate risk, which can be defined as the exposure of the Trust's net income, comprehensive income or financial condition to adverse movements in interest rates. At December 31, 2003, the Trust's remaining PIMI and MBS comprise the majority of the Trust's assets. Decreases in interest rates may accelerate the prepayment of the Trust's investments. Increases in interest rates may decrease the proceeds from a sale of the MBS. The Trust does not utilize any derivatives or other instruments to manage this risk as the Trust plans to hold its remaining PIMI investment to expected maturity while it is expected that substantially all of the MBS will prepay over the same time period thereby mitigating any potential interest rate risk to the disposition value for any remaining MBS.

The Trust monitors prepayments and considers prepayment trends, as well as dividend requirements of the Trust, when setting regular dividend policy. For MBS, the fund forecasts prepayments based on trends in similar securities as reported by statistical reporting entities such as Bloomberg. For its remaining PIMI investment, the Trust incorporates prepayment assumptions into planning as the property notifies the Trust of the intent to prepay or as it matures.

The table below provides information about the Trust's financial instruments that are sensitive to changes in interest rates. For mortgage investments, the table presents principal cash flows and related weighted average interest rates ("WAIR") by expected maturity dates. The expected maturity date is contractual maturity adjusted for expectations of prepayments.

                                                     Expected maturity dates ($ in thousands)
                             ---------------------------------------------------------------------------------
                               2004       2005      2006      2007      2008   Thereafter   Total
                                                                                            Face       Fair
                                                                                            Value    Value (1)
                             ---------------------------------------------------------------------------------

Interest-sensitive assets:

MBS                          $ 1,538    $    --   $    --   $    --   $    --   $    --    $ 1,538    $ 1,642
WAIR                            8.54%                                                         8.54

PIMIS                          9,082         --        --        --        --        --      9,082      9,082
WAIR                            6.88%                                                         6.88%

Additional Loans               1,400         --        --        --        --        --      1,400         --
WAIR                            7.00%                                                         7.00%
                             -------    -------   -------   -------   -------   -------    -------    -------

Total Interest-
Sensitive Assets             $12,020    $    --   $    --   $    --   $    --   $    --    $12,020    $10,724
                             =======    =======   =======   =======   =======   =======    =======    =======

(1) The methodology used by the Trust to estimate the fair value of each class of financial instrument is described in Note J to the Trust's financial statements presented in Appendix A to this report. As described in that note, the Trust does not include an estimate of value for the participation interest associated with its PIMI investments.

Also included in the Trust's assets are cash and cash equivalents. Due to the short-term maturity of these investments generally less than three months, the Trust is not exposed to significant interest rate risk on these investments.

Operations

The following discussion relates to the operations of the Trust during the years ended December 31, 2003, 2002 and 2001. Dollars are stated in thousands, except Share amounts.

                                                     Years Ended December 31,
                                            -----------------------------------------
                                               2003           2002           2001
                                            -----------------------------------------
                                              Amount         Amount         Amount
                                              ------         ------         ------
Interest income on PIMs
  and PIMIs:
    Basic interest                          $     2,099    $     4,531    $     7,901
    Additional Loan interest                      1,955            984          1,515
    Participation interest                        1,794          2,027          7,603
Interest income on MBS                              453          1,238          1,251
Interest income on cash
 and cash equivalents                               116            230            262
Trust expenses                                     (894)        (1,199)        (1,671)
Amortization of prepaid fees and expenses          (109)          (696)        (1,353)
Reduction of provision for impaired
  Additional Loans                                   --            667            464
                                            -----------    -----------    -----------

Net income                                  $     5,414    $     7,782    $    15,972
                                            ===========    ===========    ===========

Weighted average
   Shares outstanding                        15,053,135     15,053,135     15,053,135
                                            ===========    ===========    ===========

The Trust's net income decreased in 2003 when compared to 2002 due primarily to decreases in basic interest income on PIMs and PIMIs, participation interest and interest income on MBS and an increase in expense reimbursement to affiliates. This decrease is partially offset by an increase in Additional Loan interest and decreases in asset management fees, amortization expense and the provision for impaired mortgage loans. Basic interest income on PIMs and PIMIs decreased due primarily to the payoffs of the Rivergreen Apartments and the Mill Pond I Apartments PIMs in 2003, the payoffs of the River View and Lincoln Green PIMs in 2002 and the payoffs of the Windward Lakes and the Lifestyles PIMIs in 2003. The decrease in basic interest income on PIMs and PIMIs was partially offset by accrued interest received from the Windward Lakes payoff in relation to the workout agreement. Participation interest decreased due to the collections from the Windward Lakes, Lifestyles and Rivergreen Apartments payoffs in 2003 being less than the collections received from the Lincoln Green, River View and Waterford payoffs in 2002. Interest income on MBS decreased due primarily to the payoff of the Pointe East Apartments MBS in 2003 and the payoffs of the Rosemont Apartments and Parkwest Apartments MBS in 2002. The decrease in interest income on MBS is partially offset by the prepayment premium received from the Pointe East payoff. Expense reimbursement of affiliates increased primarily due to a change in the estimated cost of services provided to the Trust in 2002 that was paid in 2003 and an increase in the cost of 2003's services associated with the wind down of the Trust's activities and the expected liquidation of the Trust's assets.

Additional Loan interest increased due to the collection of base interest and the recognition of deferred revenue from the payoff of the Windward Lakes PIMI in 2003. Asset management fees decreased due to the decline in the Trust's asset base as a result of principal collections and prepayments. Amortization expense decreased due primarily to the River View, Waterford and Lincoln Green PIM payoffs in 2002, the Rivergreen Apartments PIM payoff in 2003 and the full recognition of prepaid fees and expenses for the Mountain View PIMI and the Mill Pond I PIM in 2003 and the Lifestyles and Windward Lakes PIMIs in 2002. The provision for impaired mortgage loans decreased due to the reversal of the Lifestyles valuation allowance at the end of 2002 based upon the expected payoff of the loan in March of 2003.

The Trust's net income decreased in 2002 when compared to 2001 due primarily to decreases in basic interest income on PIMs and PIMIs, additional loan interest and participation interest net of decreases in asset management fees and amortization expense. Basic interest income on PIMs and PIMIs decreased due to payoffs of the Lincoln Green Apartments, Waterford Apartments, and the River View Apartments PIMs and the Red Run PIMI in 2002 and the Seasons PIMI in 2001. Additional loan interest decreased due to the payoff of the Red Run PIMI in 2002 and the Seasons PIMI in 2001 net of the recognition of deferred revenue from the Windward Lakes PIMI beginning in 2002. Participation income was greater in 2001 due to the amount received from payoffs in 2001 when compared to the amount received from payoffs in 2002. Asset management fees decreased due to the decline in the Trust's asset base as a result of principal collections and prepayments. Amortization expense decreased due to the full recognition of prepaid fees and expenses associated with the Lincoln Green Apartments PIM, Riverview Apartments PIM, Waterford Apartments PIM and the Red Run PIMI payoffs and the full recognition of prepaid fees and expenses associated with the Life Styles and Windward Lakes PIMIs and the full recognition of acquisition costs associated with the Mill Pond and Rivergreens PIMs.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      See Appendix A to this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

ITEM 9A. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

Within the 90 days prior to the date of this Annual Report on Form 10-K, the Chief Executive Officer and Chief Accounting Officer carried out an evaluation of the effectiveness of the design and operation of the Trust's disclosure controls and procedures. Based upon that evaluation, the Chief Executive Officer and the Chief Accounting Officer concluded that the Trust's disclosure controls and procedures were effective as of the date of their evaluation in timely alerting them to material information relating to the Trust required to be included in this Annual Report on Form 10-K.

(b) Changes in Internal Controls

There were no significant changes in the Trust's internal controls or in other factors that could significantly affect such internal controls subsequent to the date of the evaluation described in paragraph (a) above.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information as to the Trustees and Executive Officers of Krupp Government Income Trust is as follows:

                                    Position with Krupp                         Date of            Term
             Name and Age           Government Income Trust                     Election           Expires
             ------------           -----------------------                     --------           -------

         Douglas Krupp (57)         Chairman of Board of Trustees and Trustee   May, 1996          May 2004
       * Charles N. Goldberg (62)   Trustee                                     March, 1990        May 2004
       * J. Paul Finnegan (79)      Trustee                                     March, 1990        May 2004
       * Stephen Puleo (69)         Trustee                                     February, 2001     May 2004
         Peter F. Donovan (50)      Chief Executive Officer                     July, 2003         N/A
         Alan Reese (50)            Treasurer                                   February, 2003     N/A
         Scott D. Spelfogel (43)    Clerk                                       July, 1990         N/A
         MaryBeth Bloom (30)        Assistant Clerk                             November, 2000     N/A

*     Independent Trustee

Douglas Krupp co-founded and serves as Co-Chairman and Chief Executive Officer of The Berkshire Group, an integrated real estate financial services firm engaged in real estate acquisition and property management, investment sponsorship, venture capital investing, mortgage banking, financial management, and ownership of one operating company through private equity investments. Mr. Krupp has held the position of Co-Chairman since The Berkshire Group was established as The Krupp Companies in 1969 and he has served as the Chief Executive Officer since 1992. He is a graduate of Bryant College where he also received an honorary Doctor of Science in Business Administration in 1989.

Charles N. Goldberg is currently a partner of Oppel, Goldberg and Saenz, LLC. Prior to that, he was of counsel to the law firm of Broocks, Baker & Lange, L.L.P., which position he held from December of 1997 to May of 2000. Prior to joining Broocks, Baker & Lange, L.L.P., Mr. Goldberg was a partner in the law firm of Hirsch & Westheimer from March of 1996 to December of 1997. Prior to Hirsch & Westheimer, he was the Managing Partner of Goldberg Brown, Attorneys at Law from 1980 to March of 1996. He received a B.B.A. degree and a J.D. degree from the University of Texas. He is a member of the State Bar of

Texas and is admitted to practice before the U.S. Court of Appeals, Fifth Circuit and U.S. District Court, Southern District of Texas. He currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II.

J. Paul Finnegan retired as a partner of Coopers & Lybrand in 1987. Since then, he has been engaged in business as a consultant, director, and arbitrator. Mr. Finnegan holds a B.A. degree from Harvard College, a J.D. degree from Boston College Law School and an ASA degree from Bentley College. Mr. Finnegan is a Certified Public Accountant and an attorney. Mr. Finnegan currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II and as director of Scituate Federal Savings Bank.

Stephen Puleo is currently engaged in business as a consultant and director. He retired as a director of Coopers & Lybrand, where he worked from 1995 to 1997 primarily servicing real estate industry clients. From 1993 to 1994, Mr. Puleo was a tax director for Deloitte & Touche. From 1984 to 1993, Mr. Puleo held the positions of Executive Vice President and Chief Financial Officer of a predecessor to The Berkshire Group. Prior to that, Mr. Puleo was the Chairman of the National Real Estate Industry Group of Coopers & Lybrand where he provided various real estate services and was a senior tax partner in charge of the Northeast Region. He is a graduate of McNeese State University and attended the Executive Development Program at the Tuck School of Business at Dartmouth College. He is a Certified Public Accountant and currently serves as director of Simpson Housing Limited Partnership of Denver, Colorado. He currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II.

Peter F. Donovan is Chief Executive Officer of Berkshire Mortgage Finance which position he has held since January of 1998 and in this capacity, he oversees the strategic growth plans of this mortgage banking firm. Berkshire Mortgage Finance is the 12th largest in the United States based on servicing and asset management of an $18.3 billion loan portfolio. Previously he served as President of Berkshire Mortgage Finance from January of 1993 to January of 1998 and in that capacity he directed the production, underwriting, servicing and asset management activities of the firm. Prior to that, he was Senior Vice President of Berkshire Mortgage Finance and was responsible for all participating mortgage originations. Before joining the firm in 1984, he was Second Vice President, Real Estate Finance for Continental Illinois National Bank & Trust, where he managed a $300 million construction loan portfolio of commercial properties. Mr. Donovan received a B.A. from Trinity College and an M.B.A. degree from Northwestern University. Mr. Donovan is currently a member of the Advisory Council for Fannie Mae.

Alan Reese is the Executive Vice President, Corporate Operations and Chief Financial Officer of Berkshire Mortgage Finance. Mr. Reese joined Berkshire Mortgage Finance in February of 2003 and is currently responsible for the accounting, financial planning and reporting, treasury, mortgage trading desk and loan servicing functions. Prior to joining Berkshire Mortgage Finance, Mr. Reese was the Chief Financial Officer of Visible Markets, Inc. from 2000 to 2001 and was engaged in business as a consultant from 2001-January, 2003. Prior to Visible Markets, Inc., he was the Senior Vice President and Chief Financial Officer of Mortgage Lenders Network USA, Inc. from 1998-2000. Mr. Reese held several positions with BankBoston Corporation from 1990 to 1998 and most recently held the position of Director of Operations, National Consumer Lending from 1996-1998. In addition, Mr. Reese was employed with Coopers & Lybrand from 1976 to 1990, and was a partner from 1987-1990. Mr. Reese presently serves on the Board of Trustees for Berklee College of Music. He received a B.B.A. degree from the University of Wisconsin - Eau Claire and is a Certified Public Accountant.

Scott D. Spelfogel is the Clerk of the Trust, Senior Vice President and General Counsel to The Berkshire Group. Prior to 1997, he served as Vice President and Assistant General Counsel. Before joining the firm in November 1988, he was a litigator in private practice in Boston. He received a Bachelor of Science degree in Business Administration from Boston University, a Juris Doctor Degree from Syracuse University's College of Law, and a Master of Laws degree in Taxation from Boston University Law School. He is admitted to practice law in Massachusetts and New York, is a member of the American, Boston, Massachusetts and New York State bar associations and is a licensed real estate broker in Massachusetts.

MaryBeth Bloom is the Assistant Clerk of the Trust and is Assistant General Counsel to The Berkshire Group. Prior to joining the company in August, 2000, she was an attorney with John Hancock Financial Services. She received a B.A. degree from the College of the Holy Cross in 1995 and a J.D. degree from New England School of Law in 1998. She is admitted to practice law in Massachusetts and New York and is a member of the American Bar Association.

In addition, the following are deemed to be Executive Officers of the registrant:

George Krupp (age 59) is the Co-Founder and Co-Chairman of The Berkshire Group, an integrated real estate financial services firm engaged in real estate acquisition and property management, investment sponsorship, venture capital investing, mortgage banking, financial management, and ownership of one operating company through private equity investments. Mr. Krupp has held the position of Co-Chairman since The Berkshire Group was established as The Krupp Companies in 1969. Mr. Krupp attended the University of Pennsylvania and Harvard University and holds a Master's Degree in History from Brown University. Douglas and George Krupp are brothers.

Ronald Halpern (age 62) is President and Chief Operating Officer of Berkshire Mortgage Finance. He has served in these positions since January of 1998 and in this capacity, he is responsible for the overall operations of the Company. Prior to January of 1998, he was Executive Vice President, managing the underwriting, closing, portfolio management and servicing departments for Berkshire Mortgage Finance. Before joining the firm in 1987, he held senior management positions with the Department of Housing and Urban Development in Washington D.C. and several HUD regional offices. Mr. Halpern has over 30 years of experience in real estate finance which includes his experience as prior Chairman of the MBA Multifamily Housing Committee. He holds a B.A. degree from the University of the City of New York and a J.D. degree from Brooklyn Law School.

Carol J.C. Mills (age 54) is Senior Vice President for Loan Management of Berkshire Mortgage Finance and in this capacity, she is responsible for the Asset Management functions of Berkshire Mortgage Finance. She manages the estimated $18.3 billion portfolio of loans. Ms. Mills joined Berkshire in December 1997 as Vice President and was promoted to Senior Vice President in January 1999. From January 1989 through November 1997, Ms. Mills was Vice President of First Winthrop Corporation and Winthrop Financial Associates, in Cambridge, MA. Ms. Mills earned a B.A. degree from Mount Holyoke College and a Master of Architecture degree from Harvard University. Ms. Mills is a member of the Real Estate Finance Association, New England Women in Real Estate and the Mortgage Bankers Association. Ms. Mills is currently a member of the Servicing Advisory Council for Freddie Mac.

ITEM 11. EXECUTIVE COMPENSATION

Except for the Independent Trustees as described below, the Trustees and Officers of the Trust have not been and will not be compensated by the Trust for their services. However, the Officers will be compensated by the Advisor or an affiliate of the Advisor.

Compensation of Trustees

The Trust paid each of the Independent Trustees (Charles N. Goldberg, J. Paul Finnegan and Stephen Puleo) a fee of $25,000 in 2003.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 21, 2004, the following were known by the Advisor to own beneficially more than 5% of the Trust's 15,053,135 outstanding Shares. The only Shares held by the Advisor or any of its affiliates consist of the original 10,000 Shares held by the Advisor.

The amounts and percentages of Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Class of         Name of Beneficial                                   Amount and Nature of      Percent
 Stock                 Owner                                          Beneficial Interest       of Class
 -----                 -----                                          -------------------       --------

Shares of        Berkshire Income Realty - OP, L.P. ("BIR - OP")      4,630,792 Shares (1)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        Berkshire Income Realty, Inc. ("BIR")                4,630,792 Shares (1)(a)    30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        BIR GP, L.L.C.                                       4,630,792 Shares (2)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        KRF Company, L.L.C.                                  4,630,792 Shares (3)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        The Krupp Family Limited Partnership - 94            4,630,792 Shares (4)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        The George Krupp 1980 Family Trust                   4,630,792 Shares (5)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108


Shares of        The Douglas Krupp 1980 Family Trust                  4,630,792 Shares (5)       30.76%
Beneficial       One Beacon Street, Suite 1500
Interest         Boston, MA  02108

Shares of        George D. Krupp                                      4,630,792 Shares (6)       30.76%
Beneficial       c/o Berkshire Income Realty, Inc.
Interest         One Beacon Street, Suite 1500
                 Boston, MA  02108

Shares of        Douglas Krupp                                        4,630,792 Shares (6)       30.76%
Beneficial       c/o Berkshire Income Realty, Inc.
Interest         One Beacon Street, Suite 1500
                 Boston, MA  02108

Shares of        Douglas Krupp                                           10,000 Shares (7)          **
Beneficial       One Beacon Street
Interest         Boston, MA  02108

Shares of        All Directors and Officers                              10,000 Shares              **
Beneficial       One Beacon Street
Interest         Boston, MA  02108

(1) In connection with the April 4, 2003 closing of BIR's offer to exchange shares of it's 9% Series A Cumulative Redeemable Preferred Stock, liquidation value $25 per share ("Preferred Stock") for shares of beneficial interest ("Shares") in Krupp Government Income Trust ("the Trust"), BIR acquired 4,630,792 Shares of the Trust. On April 4, 2003, BIR contributed such shares to BIR - OP in exchange for 100% of the preferred limited partnership interest in BIR - OP. BIR also owns 100% of the limited liability company interests of BIR GP, L.L.C., the general partner of BIR - OP. By virtue of such interests, BIR may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR - OP.

(a) Per the form of Amended and Restated Voting Agreement (the "Voting Agreement") between BIR and the Trust, BIR shall vote with respect to any matter brought before such holders of Shares, all of the BIR Shares in proportion to the votes cast by the other holders of Shares of the Trust. In each case where BIR is a beneficial owner of Shares, BIR effectively has no voting or investment powers in the Trust.

(2) BIR GP, L.L.C. owns 100% of the general partnership interests in BIR - OP, and by virtue of such interest, BIR GP, L.L.C. may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR - OP.

(3) KRF Company, L.L.C. owns 100% of the common limited partnership interests in BIR - OP and 100% of the common stock of BIR, and by virtue of such interests, KRF Company, L.L.C. may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR - OP.

(4) The Krupp Family Limited Partnership - 94 owns 100% of the limited liability company interests in KRF company, L.L.C., and by virtue of such interest, The Krupp Family Limited Partnership - 94 may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR - OP.

(5) Each of the Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trust owns 50% of the limited partnership interests in the Krupp Family Limited Partnership - 94, and by virtue of such interests, The Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trusts each may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR - OP. The trustees of The Douglas Krupp 1980 Family Trust are Paul Krupp, Lawrence Silverstein and Vincent O'Reilly, and the trustees of the George Krupp 1980 Family Trust are Paul Krupp and Lawrence Silverstein. Each of the trustees of The Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trust disclaims beneficial ownership of any such Shares of the Trust that are or may be deemed to be beneficially owned by Douglas Krupp, George D. Krupp, The Douglas Krupp 1980 Family Trust or The George Krupp 1980 Family Trust.

(6) The general partners of The Krupp Family Limited Partnership - 94 are George D. Krupp and Douglas Krupp, each of whom owns 50% of the general partner interests in the Krupp Family Limited Partnership - 94, and by virtue of such interests, George D. Krupp and Douglas Krupp each may be deemed to beneficially own indirectly the Shares of the Trust owned by BIR
      - OP.

(7) Mr. Krupp is a beneficial owner of the 10,000 Shares held by Berkshire Mortgage Advisors Limited Partnership, the Advisor to the Company, by virtue of being a director of Berkshire Funding Corporation, the general partners of Berkshire Mortgage Finance Limited Partnership. In each case where Mr. Krupp is a beneficial owner of Shares he has shared voting and investment powers.

** The amount owned does not exceed one percent of the Shares of beneficial interest of the Trust outstanding as of January 21, 2004.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the terms of the Advisory Service Agreement, the Advisor receives an Asset Management Fee equal to 0.75% per annum of the value of the Trust's actual and committed invested assets payable quarterly. During 2003, the Advisor received $185,359 related to the Asset Management Fee.

The Trust also reimburses affiliates of the Advisor for certain costs incurred in connection with maintaining the books and records of the Trust, the preparation and mailing of financial reports, tax information and other communications to investors and legal fees and expenses. During 2003, The Berkshire Companies Limited Partnership and Berkshire Mortgage Finance Limited Partnership, affiliates of the Advisor, received a total of $370,872 in reimbursements.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The following is a summary of the fees billed to the Trust by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002:

Fee Category                        Fiscal 2003 Fees      Fiscal 2002 Fees
------------                        ----------------      ----------------

Audit Fees                              $ 37,000              $ 37,000
Audit-Related Fees                            --                 4,868
Tax Fees                                   3,675                 3,500
                                        --------              --------

Total Fees                              $ 40,675              $ 45,368
                                        ========              ========

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Trust's annual financial statements and for the reviews of the unaudited financial statements included in the Trust's Quarterly Reports on Form 10-Q during 2003.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit of the Trust's annual financial statements and for the reviews of the unaudited quarterly financial statements and are not reported under "Audit Fees." For 2002, represents fees for S-11 research and SEC Comment Letter response in connection with the BIR exchange offer.

Tax Fees. Consists of fees billed for professional services for tax compliance.

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.    Financial Statements - see Index to Financial Statements, Schedule
            and Supplementary Data included under Item 8, Appendix A, on page
            F-2 of this report.

      2. Financial Statement Schedule - see Index to Financial Statements, Schedule and Supplementary Data included under Item 8, Appendix A, on page F-2 of this report. All other schedules are omitted as they are not applicable, not required or the information is provided in the Financial Statements or the Notes thereto.

(b)   Reports on Form 8-K

      During the last quarter of the year ended December 31, 2003, the Trust did not file any reports on Form 8-K.

(c)   Exhibits:

      Number and Description
      Under Regulation S-K

      The following reflects all applicable Exhibits required under Item 601 of Regulation S-K:

      (4) Instruments defining the rights of security holders including indentures:

            (4.1) Second Amended and Restated Declaration of Trust filed with The Massachusetts Secretary of State on April 12, 1990 [Included as Exhibit 4.4 to Prospectus included in Pre-effective Amendment No. 3 to Registrant's Registration Statement on Form S-11 dated April 16, 1990 (File No. 33-31942)].*

            (4.2) Subscription Agreement Specimen [Included as Exhibit C to Prospectus included in Pre-effective Amendment No. 2 to Registrant's Registration Statement on Form S-11 dated March 23, 1990 (File No. 33-31942)].*

      (10)  Material Contracts:

            (10.1) Advisory Services Agreement dated October 22, 1990 between the Trustee and Krupp Mortgage Advisors Limited Partnership. [Exhibit 10.1 to Registrant's report on Form 10-K for the year ended December 31, 1994 (File No. 0-19244)].*

            (10.2) Assignment and Assumption Agreement dated December 29, 1994 by and between Berkshire Realty Advisors Limited Partnership (formerly known as Krupp Realty Advisors Limited Partnership ("Assignor") and Berkshire Mortgage Advisors Limited Partnership ("Assignee") [Exhibit 10.2 to Registrant's report on Form 10-K for the year ended December 31, 1994 (File No. 0-19244)].*

            (10.3) Waiver and Standstill Agreement, dated as of August 22, 2002, by and among Krupp Government Income Trust, Krupp Government Income Trust II, Berkshire Income Realty, Inc. and Berkshire Income Realty - OP, L.P [Exhibit 10.3 to Registrant's report on Form 10-K for the year ended December 31, 2002 (File No. 0-19244)]*

            (10.4) Form of Amended and Restated Voting Agreement among Krupp Government Income Trust, Krupp Government Income Trust II and Berkshire Income Realty, Inc. [Exhibit 10.4 to Registrant's report on Form 10-K for the year ended December 31, 2002 (File No. 0-19244)]*

            (10.5) Extension and Waiver and Standstill Agreement, dated March 5, 2003, by and among Krupp Government Income Trust, Krupp Government Income Trust II, Berkshire Income Realty, Inc. and Berkshire Income Realty, OP, L.P. [Exhibit 10.5 to Registrant's report on Form 10-K for the year ended December 31, 2002 (File No. 0-19244)]*

            Mountain View Apartments

            (10.6) Subordinated Promissory Note dated April 21, 1992 between Mountain View Ltd. (the "Mortgagor") and Krupp Government Income Trust (the "Holder"). [Exhibit 19.1 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.7) Agreement RE Subordinated Promissory Note dated April 21, 1992 between Krupp Government Income Trust and Krupp Mortgage Corporation. [Exhibit 19.2 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.8) Subordinated Multifamily Mortgage dated April 21, 1992 between Mountain View Ltd. (the "Mortgagor") and Krupp Government Income Trust (the "Mortgagee"). [Exhibit 19.3 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.9) Additional Loan Agreement dated April 21, 1992 between Philip P. Mulkey, Henry V. Bragg and Gregory V. Bragg (collectively, the "Borrowers") and Krupp Government Income Trust (the "Holder"). [Exhibit 19.4 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.10)     Additional Loan Note dated April 21, 1992 between Philip
                        P. Mulkey, Henry V. Bragg and Gregory V. Bragg (collectively, the "Borrowers") and Krupp Government Income Trust (the "Holder"). [Exhibit 19.5 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.11) Mortgage Note dated April 21, 1992 between Mountain View Ltd. (the "Borrower") and Krupp Mortgage Corporation (the "Holder"). [Exhibit 19.6 to Registrant's report on Form 10-Q for the quarter ended June 30, 1992 (File No. 0-19244)].*

            (10.12) Modification Agreement by and between Krupp Government Income Trust and Mountain View Ltd. [Exhibit 10.1 to Registrant's report Form 10-Q for the quarter ended September 30, 1995 (File No. 0-19244)].*

            (10.13) Second Modification Agreement by and between Krupp Government Trust and Mountain View LTD. [Exhibit 10.1 to Registrant's report Form 10-Q for the quarter ended June 30, 1999 (File No. 0-19244)]*

            (10.14) Third Modification Agreement dated September 8, 2003, by and among Krupp Government Income Trust, a Massachusetts business trust; Mountain View LTD, an Alabama limited partnership; and Philip P. Mulkey, Henry V. Bragg and Gregory V. Bragg. [Exhibit 10.1 to Registrant's report on Form 10-Q for the quarter ended September 30, 2003 (File No. 0-19244)]*

      (31)  Other

            (31.1) Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. +

            (31.2) Chief Accounting Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. +

      (32)  Other

            (32.1) Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. +

            (32.2) Chief Accounting Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. +

*     Incorporated by reference

+     Filed herewith

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of March, 2004.

                                   KRUPP GOVERNMENT INCOME TRUST


                                   By: /s/ Peter F. Donovan
                                       -------------------------------------
                                       Peter F. Donovan, Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated, on the 18th day of March, 2004.

          Signatures                Title(s)
          ----------                --------


 /s/ Peter F. Donovan               Chief Executive Officer
-----------------------------
Peter F. Donovan


/s/ Alan Reese                      Treasurer of Krupp Government Income Trust
-----------------------------
Alan Reese


/s/ Douglas Krupp                   Chairman of the Board of Trustees and a
-----------------------------       Trustee of the Krupp Government Income Trust
Douglas Krupp


/s/ Charles N. Goldberg             Trustee of Krupp Government Income Trust
-----------------------------
Charles N. Goldberg


/s/ J. Paul Finnegan                Trustee of Krupp Government Income Trust
-----------------------------
J. Paul Finnegan


/s/ Stephen Puleo                   Trustee of Krupp Government Income Trust
-----------------------------
Stephen Puleo

                                   APPENDIX A

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                               ITEM 8 of FORM 10-K

             ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
                      For the Year Ended December 31, 2003

                          KRUPP GOVERNMENT INCOME TRUST

         INDEX TO FINANCIAL STATEMENTS, SCHEDULE AND SUPPLEMENTARY DATA

                             ----------------------

Report of Independent Auditors                                               F-3

Balance Sheets at December 31, 2003 and 2002                                 F-4

Statements of Income and Comprehensive Income for the Years
Ended December 31, 2003, 2002 and 2001                                       F-5

Statements of Changes in Shareholders' Equity for the Years
Ended December 31, 2003, 2002 and 2001                                       F-6

Statements of Cash Flows for the Years Ended December 31, 2003,
2002 and 2001                                                                F-7

Notes to Financial Statements                                         F-8 - F-18

Schedule II - Valuation and Qualifying Accounts                             F-19

Supplementary Data - Selected Quarterly Financial Data (Unaudited)          F-20

All other schedules are omitted as they are not applicable or not required, or the information is provided in the financial statements or the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

                             ----------------------

To the Board of Trustees and the Shareholders of Krupp Government Income Trust:

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Krupp Government Income Trust (the "Trust") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 18, 2004

                          KRUPP GOVERNMENT INCOME TRUST

                                 BALANCE SHEETS

                           December 31, 2003 and 2002

                             ----------------------

                                     ASSETS

                                                                                2003           2002
                                                                            ------------   ------------

Participating Insured Mortgage Investments ("PIMIs") (Notes B, C, and J):
     Insured Mortgages                                                      $  9,081,728   $ 32,255,154
     Additional Loans, net of impairment provision of $1,032,617
       and $1,032,272, respectively                                              367,383      4,537,719
Participating Insured Mortgages ("PIMs") (Notes B, D, and J)                          --     16,949,637
Mortgage-Backed Securities and insured mortgage loan
     ("MBS") (Notes B, E and J)                                                1,641,849      6,313,121
                                                                            ------------   ------------

                  Total mortgage investments                                  11,090,960     60,055,631

Cash and cash equivalents (Notes B and J)                                      1,636,525      1,986,243
Interest receivable and other assets                                              72,247        370,542
Prepaid acquisition fees and expenses, net
     of accumulated amortization of $738,546 (Note B)                                 --         46,160
Prepaid participation servicing fees, net of
     accumulated amortization of $683,812 (Note B)                                    --         62,497
                                                                            ------------   ------------

                   Total assets                                             $ 12,799,732   $ 62,521,073
                                                                            ============   ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deferred income on Additional Loans (Note B)                                $    367,383   $  1,351,768
Other liabilities                                                                140,467         48,938
                                                                            ------------   ------------

                  Total liabilities                                              507,850      1,400,706
                                                                            ------------   ------------

Commitments (Note H)

Shareholders' equity (Notes A, F, and H):
     Common stock, no par value; 17,510,000
     Shares authorized; 15,053,135 Shares issued and outstanding              12,192,126     60,668,605

     Accumulated comprehensive income (Note B)                                    99,756        451,762
                                                                            ------------   ------------

              Total Shareholders' equity                                      12,291,882     61,120,367
                                                                            ------------   ------------

              Total liabilities and Shareholders' equity                    $ 12,799,732   $ 62,521,073
                                                                            ============   ============

                     The accompanying notes are an integral
                        part of the financial statements.

                          KRUPP GOVERNMENT INCOME TRUST

                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

              For the Years Ended December 31, 2003, 2002 and 2001

                             ----------------------

                                                             2003            2002            2001
                                                         ------------    ------------    ------------

Revenues:
   Interest income - PIMs and PIMIs:
     Basic interest                                      $  2,098,775    $  4,530,671    $  7,901,086
     Additional Loan interest                               1,954,960         984,386       1,515,330
     Participation interest                                 1,794,493       2,027,808       7,602,737
   Interest income - MBS                                      452,800       1,237,926       1,251,710
   Interest income - cash and cash equivalents                115,501         229,786         261,513
                                                         ------------    ------------    ------------

           Total revenues                                   6,416,529       9,010,577      18,532,376
                                                         ------------    ------------    ------------

Expenses:
    Asset management fee to an affiliate (Note G)             185,359         561,859         950,966
    Expense reimbursements to affiliates (Note G)             347,598         202,936         243,109
    Amortization of prepaid fees and expenses (Note B)        108,657         695,842       1,352,788
    General and administrative (Note G)                       361,167         434,134         477,102
    Reduction of provision for impaired mortgage
      loans (Notes B and C)                                        --        (666,539)       (463,807)
                                                         ------------    ------------    ------------

           Total expenses                                   1,002,781       1,228,232       2,560,158
                                                         ------------    ------------    ------------

Net income (Note I)                                         5,413,748       7,782,345      15,972,218

Other comprehensive income:
    Net increase (decrease) in unrealized gain on MBS        (352,006)       (126,866)        133,752
                                                         ------------    ------------    ------------

Total comprehensive income                               $  5,061,742    $  7,655,479    $ 16,105,970
                                                         ============    ============    ============

Basic earnings per Share                                 $       0.36    $        .52    $       1.06
                                                         ============    ============    ============

Weighted average Shares outstanding                        15,053,135      15,053,135      15,053,135
                                                         ============    ============    ============

                     The accompanying notes are an integral
                        part of the financial statements.

                          KRUPP GOVERNMENT INCOME TRUST

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 2003, 2002 and 2001

                             ----------------------

                                                                      Accumulated        Total
                                      Common          Retained       Comprehensive    Shareholders'
                                      Stock           Earnings          Income           Equity
                                   -------------    -------------    -------------    -------------

Balance at December 31, 2000       $ 136,114,206    $          --    $     444,876    $ 136,559,082

Dividends                             (8,263,332)     (15,972,218)              --      (24,235,550)

Net income                                    --       15,972,218               --       15,972,218

Change in unrealized gain on MBS              --               --          133,752          133,752
                                   -------------    -------------    -------------    -------------

Balance at December 31, 2001         127,850,874               --          578,628      128,429,502

Dividends                            (67,182,269)      (7,782,345)              --      (74,964,614)

Net income                                    --        7,782,345               --        7,782,345

Change in unrealized gain on MBS              --               --         (126,866)        (126,866)
                                   -------------    -------------    -------------    -------------

Balance at December 31, 2002          60,668,605               --          451,762       61,120,367

Dividends                            (48,476,479)      (5,413,748)              --      (53,890,227)

Net income                                    --        5,413,748               --        5,413,748

Change in unrealized gain on MBS              --               --         (352,006)        (352,006)
                                   -------------    -------------    -------------    -------------

Balance at December 31, 2003       $  12,192,126    $          --    $      99,756    $  12,291,882
                                   =============    =============    =============    =============

      Shares issued and outstanding for each of the three years ended December 31 are 15,053,135.

                     The accompanying notes are an integral
                        part of the financial statements.

                          KRUPP GOVERNMENT INCOME TRUST

                            STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 2003, 2002 and 2001

                             ----------------------

                                                                2003            2002            2001
                                                            ------------    ------------    ------------
Operating activities:
   Net income                                               $  5,413,748    $  7,782,345    $ 15,972,218
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Amortization of discounts                                  (31,471)       (170,891)           (110)
      Reduction of provision for impaired mortgage loans              --        (666,539)       (463,807)
      Amortization of prepaid fees and expenses                  108,657         695,842       1,352,788
      Changes in assets and liabilities:
         Decrease in interest receivable and other assets        298,295         386,290         325,580
         Decrease in deferred income on Additional Loans        (984,385)       (984,386)     (1,214,331)
         Increase (decrease) in other liabilities                 91,529          28,453            (495)
                                                            ------------    ------------    ------------

Net cash provided by operating activities                      4,896,373       7,071,114      15,971,843
                                                            ------------    ------------    ------------

Investing activities:
    Principal collections on MBS                               4,350,737       8,702,252       1,699,012
    Principal collections on Additional Loans                  4,170,336              --       4,943,617
    Principal collections on PIMs and Insured Mortgages       40,123,063      48,023,260       9,416,268
                                                            ------------    ------------    ------------

Net cash provided by investing activities                     48,644,136      56,725,512      16,058,897
                                                            ------------    ------------    ------------

Financing activity:
    Dividends                                                (53,890,227)    (74,964,614)    (24,235,550)
                                                            ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents            (349,718)    (11,167,988)      7,795,190

Cash and cash equivalents, beginning of year                   1,986,243      13,154,231       5,359,041
                                                            ------------    ------------    ------------

Cash and cash equivalents, end of year                      $  1,636,525    $  1,986,243    $ 13,154,231
                                                            ============    ============    ============

Non cash activities:
    Increase (decrease) in unrealized gain on MBS           $   (352,006)   $   (126,866)   $    133,752
                                                            ============    ============    ============

                     The accompanying notes are an integral
                        part of the financial statements.

                          KRUPP GOVERNMENT INCOME TRUST

                          NOTES TO FINANCIAL STATEMENTS

                             ----------------------

A.    Organization

      Krupp Government Income Trust (the "Trust") was formed on November 1, 1989 by filing a Declaration of Trust in The Commonwealth of Massachusetts. The Trust is authorized to sell and issue not more than 17,510,000 shares of beneficial interest (the "Shares"). The Trust was organized for the purpose of investing in commercial and multi-family loans and mortgage backed securities. Berkshire Mortgage Advisors Limited Partnership ("BMALP")(the "Advisor"), acquired 10,000 of such Shares for $200,000 and 14,999,999 Shares were sold for $299,480,263 net of purchase volume discounts of $519,717 under a public offering which commenced on April 19, 1990 and ended on July 15, 1991. Under the Dividend Reinvestment Plan ("DRP"), 43,136 Shares were sold for $819,356 during its public offering. The Trust shall terminate on December 31, 2029, unless earlier terminated by the affirmative vote of holders of a majority of the outstanding Shares entitled to vote thereon.

B.    Significant Accounting Policies

      The Trust uses the following accounting policies for financial reporting purposes:

      Basis of Presentation

      The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").

      MBS

      The Trust, in accordance with the Financial Accounting Standards Board's Statement 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), classifies its MBS portfolio as available-for-sale. The Trust classifies its MBS portfolio as available-for-sale as a portion of the MBS portfolio may remain after all of the PIMs and PIMIs payoff and that it will be necessary to then sell the remaining MBS portfolio at that time in order to close out the Trust. In addition, other situations such as liquidity needs could arise which would necessitate the sale of a portion of the MBS portfolio. As such, the Trust carries its MBS at fair market value and reflects any unrealized gains (losses) as a separate component of Shareholders' Equity. The Trust amortizes purchase premiums or discounts over the life of the underlying mortgages using the effective interest method.

      PIMs and PIMIs

      The Trust accounted for its MBS portion of a PIM or PIMI investment in accordance with FAS 115, under the classification of held to maturity as these investments had a participation feature. As a result, the Trust would not sell or otherwise dispose of the MBS. Accordingly, the Trust had both the intention and ability to hold these investments to expected maturity. The Trust carried these MBS at amortized cost.

      The insured mortgage portion of the FHA PIM or FHA PIMI is carried at amortized cost. The Trust holds these mortgages at amortized cost since they are fully insured by the FHA.

      The Additional Loans are carried at amortized cost unless the Advisor of the Trust believes there is an impairment in value, in which case a valuation allowance is established in accordance with FAS 114 "Accounting by Creditors for Impairment of a Loan" and FAS 118 "Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures".

      Basic interest is recognized based on the stated rate of the Department of Housing and Urban Development ("HUD") Insured Mortgage loan (less the servicer's fee) or the coupon rate of the Government National Mortgage Association ("GNMA") MBS. The Trust recognizes interest related to the participation features when the amount becomes fixed and the transaction that gives rise to such amount is finalized, cash is received and all contingencies are resolved. This could be the sale or refinancing of the underlying real estate which results in a cash payment to the Trust or a cash payment made to the Trust from surplus cash relative to the participation feature. The Trust defers the recognition of Additional Loan interest payments as income to the extent these interest payments were from escrows established with the proceeds of the Additional Loan. When the properties underlying the PIMIs generate sufficient cash flow to make required Additional

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

B.    Significant Accounting Policies, continued

      PIMs and PIMIs, continued

      Loan interest payments and the Additional Loan value is deemed collectible, the Trust recognizes income as earned and commences amortization of the deferred interest amounts into income over the remaining estimated term of the Additional Loan. During periods where mortgage loans are impaired the Trust suspends amortizing deferred interest.

      The Trust also fully reserves the portion of any Additional Loan interest payment satisfied through the issuance of an operating loan and any associated interest due on such operating loan. The Trust will recognize the income related to the operating loan when the borrower repays amounts due under the operating loan.

      Impaired Mortgage Loans

      Impaired loans are those Additional Loans for which the Advisor believes that the collection of all amounts due in accordance with the contractual terms of the loan agreement are not likely. Impaired loans are measured based on the fair value of the underlying collateral net of estimated selling costs. The Trust measures impairment on these loans quarterly. Interest received on the impaired loans is applied against the loan principal.

      Cash Equivalents

      The Trust includes all short-term investments with maturities of three months or less from the date of acquisition in cash and cash equivalents. The majority of the Trust's cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit of $100,000. The Trust has not experienced any losses to date on its invested cash.

      Prepaid Fees and Expenses

      Prepaid fees and expenses represented prepaid acquisition fees and expenses and prepaid participation servicing fees paid for the acquisition and servicing of PIMs and PIMIs. The Trust amortized prepaid acquisition fees and expenses using a method that approximates the effective interest method over a period of ten to twelve years, which represented the estimated life of the underlying mortgage.

      The Trust amortized prepaid participation servicing fees using a method that approximates the effective interest method over a ten year period beginning at final endorsement of the loan if a HUD-insured mortgage loan or a GNMA MBS.

      Upon the repayment of a PIM or PIMI any unamortized acquisition fees and expenses and unamortized participation servicing fees related to such loan were expensed.

      Income Taxes

      The Trust has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and believes it will continue to meet all such qualifications. Accordingly, the Trust will not be subject to federal income taxes on amounts distributed to shareholders provided it distributes annually at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT. Therefore, no provision for federal income taxes has been recorded in the financial statements.

      Estimates and Assumptions

      The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, contingent assets and liabilities and revenues and expenses during the period. Significant estimates include the net carrying value of Additional Loans and the unrealized gains on MBS investments. Actual results could differ from those estimates.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

C.    PIMIs

      The Trust had investments in one PIMI on December 31, 2003 and three PIMIs on December 31, 2002 that provide the permanent financing of multi-family housing. One component of a PIMI is either a securitized HUD-insured first mortgage loan issued and guaranteed by GNMA or a sole participation interest in a first mortgage loan originated under the FHA lending program and insured by HUD (collectively the "Insured Mortgages"). The FHA first mortgage or the first mortgage underlying the GNMA security provided the borrower (generally a limited partnership) with a below market interest rate loan in exchange for providing the Trust with participation in a percentage of the cash generated from property operations and in a percentage of any appreciation of the underlying property to a preferred return, then a percentage of any appreciation thereafter. The borrower conveys these rights to the Trust through a subordinated promissory note and mortgage. In addition, the Trust made an Additional Loan to the owners of the borrower to provide additional funds for the construction and permanent financing of the property. The owners generally collateralize the Additional Loan through a pledge and security agreement that pledges their ownership interests in the borrower, and their share of any distributions made from surplus cash generated by the property and the proceeds realized upon the refinancing of the property, sale of the property or sale of the partnership interests. Amounts payable under the Additional Loan are neither guaranteed nor insured.

      The Trust receives level monthly principal and interest ("Basic Interest") payments amortizing over thirty to forty years on the Insured Mortgage, and is entitled to receive participation income under the subordinated promissory note and mortgage, and semi-annual interest payments ("Additional Loan Interest") and preferred interest under the Additional Loan ("Preferred Interest"). The Trust receives principal and interest payments on the Insured Mortgages currently, because these payments are insured or guaranteed; however, there are limitations to the amount and obligation to pay participation income, Additional Loan Interest and Preferred Interest.

      The subordinated promissory note and mortgage entitles the Trust to receive (i) Participating Income Interest generally equal to 50% of (a) all distributable Surplus Cash (as defined in the regulatory agreement of the HUD-insured first mortgage) generated by the property (b) any unrestricted cash generated from property operations and (c) to the extent available, unexpended reserves and escrows, and (ii) Participating Appreciation Interest generally equal to 50% of the net proceeds or value of the property upon the sale, refinancing, maturity or accelerated maturity, or permitted prepayment of all amounts due under the Insured Mortgage and Additional Loan less the Outstanding Indebtedness, as defined. Amounts received by the Trust pursuant to the subordinated promissory note as Participating Income Interest reduce amounts payable as Preferred Interest and may reduce amounts payable as Base Interest under the Additional Loan.

      The Insured Mortgage and subordinated promissory note generally have maturities of 30 to 40 years, however, under the subordinated promissory note the Trust can generally accelerate these maturity dates at any time after the tenth anniversary of final endorsement for coinsurance or insurance, but in certain cases for construction loans after the eleventh or twelfth anniversary of initial endorsement (commencement of construction) for coinsurance or insurance, upon giving twelve months written notice for the payment of all accrued participation interest through the accelerated maturity date. The Trust can accelerate the maturity date for payment of amounts due under the subordinated promissory note and the insured mortgage if the contract of insurance or coinsurance with the Secretary of HUD on the insured mortgage is canceled prior to the accelerated maturity date.

      Additional Loan Interest is payable from the following sources: (i) any Surplus Cash received pursuant to the subordinated promissory note as Participating Income Interest, (ii) amounts conveyed to the Trust by the owners of the borrowing entity representing distributions of Surplus Cash and (iii) amounts in reserve accounts established with the Additional Loan proceeds, if available, and any interest earned on these amounts. If these sources are not sufficient to make Additional Loan Interest payments, the owners of the borrowing entity must notify the Trust of the amount of the shortfall and at its option the Trust could require a capital call from the owners of the borrowing entity. The capital call would be equal to 50% of the Additional Loan Interest shortfall and the Trust in certain situations could convert the remaining 50% into an operating loan.

      In addition to the Additional Loan Interest payments, the Additional Loan requires the payment of Preferred Interest representing a cumulative, non-compounded preferred return from the date of final endorsement to the date of calculation at interest rates ranging from 9.5% to 11% per annum on the outstanding balance of the Insured Mortgage plus the Additional Loan and any other funds advanced by the Trust to the borrowing entity or the owners of the borrowing entity

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

C.    PIMIs, continued

      less: (i) interest payments, paid to the Trust under the Insured Mortgage,
      (ii) Participating Income Interest and (iii) Additional Loan Interest payments made under the Additional Loan.

      The Insured Mortgage and subordinated promissory note generally cannot be prepaid for a term of five years from the construction completion date or final endorsement and thereafter may be prepaid in whole without penalty provided all participation interest and amounts under the Insured Mortgage are paid. Any prepayment requires not less than ninety nor more than 180 days prior written notice.

      The Additional Loan generally may not be prepaid before the fifth anniversary of the Agreement or the construction completion date and thereafter may be prepaid in full without penalty provided Preferred Interest and any amounts due under the Insured Mortgage and subordinated promissory note are paid in full.

      On May 30, 2003, the Trust received a prepayment of the Windward Lakes Apartments Subordinated Promissory Note and the Windward Lakes Apartments Additional Loan. The Trust received $2,471,294 of Additional Loan principal, $970,575 of Additional Loan interest, $719,682 of Shared Appreciation Interest and $684,291 of accrued interest from the workout agreement that expired in 2000. On June 16, 2003, the Trust received $13,301,440 in principal proceeds on the first mortgage note. In addition, the Trust recognized $373,757 of Additional Loan interest that had been previously received and recorded as deferred income on the Additional Loan. On July 24, 2003, the Trust paid a special dividend of $1.22 per share from the proceeds of the Windward Lakes prepayment.

      On March 12, 2003, the Trust sold the Lifestyles Ginnie Mae MBS at par for $9,746,038 to the borrower of the Lifestyles PIMI. Concurrently, the borrower paid off the full amount due on the Additional Loan of $1,817,665. In addition, the Trust recognized $343,659 of Additional Loan interest previously received and recorded as deferred income on the Additional Loan. On May 7, 2003, the Trust paid a special dividend of $0.77 per share from the proceeds of the Lifestyles Apartments PIMI.

      On January 3, 2002, the Trust received $18,330,825 representing the principal proceeds on the first mortgage loan from the Red Run PIMI plus $120,296 of interest on the first mortgage loan. On December 31, 2001 the Trust received a prepayment of the Red Run Additional Loan and Subordinated Promissory Note. The Trust received $2,900,000 of Additional Loan Principal, $238,369 of Shared Appreciation Interest, $3,506,952 of Preferred Interest and $67,667 of Base Interest on the Additional Loan. On January 16, 2002, the Trust paid a special dividend of $1.68 per share from the proceeds of the Red Run PIMI prepayment.

      Mountain View has experienced problems due to competitive market conditions. In June 1999, the Trust approved a second workout of the Mountain View. Under its terms, the Trust agreed to reduce the effective interest rate on the insured first mortgage by 1.25% retroactively for 1999 and each year thereafter until 2004, and to change the loan's participation terms. The workout eliminated the preferred return feature, forgave $288,580 of previous accruals of Additional Loan interest related to the first workout, and changed the Trust's participation in Surplus Cash generated by the property and its application towards Additional Loan interest. The Trust will receive 75% of the first $130,667 of Surplus Cash and 50% of any remaining Surplus Cash on an annual basis to pay Additional Loan interest. Unpaid Additional Loan interest related to the second workout will accrue and be payable if there are sufficient proceeds from a sale or refinancing of the property. In addition, the borrower repaid $153,600 of the Additional Loan and funded approximately $54,000 to a reserve for property improvements.

      The Mountain View Additional Loan was scheduled to mature in September 2003. When the trust entered into the second workout agreement in June 1999, it was the Trust's intention to extend the maturity date of the Additional Loan to coincide with the expiration date of the interest rebate in December of 2004. While reviewing the existing Additional Loan Agreement, the Advisor noted that the maturity date of the Additional Loan was not updated at the time of the second workout agreement. On September 8, 2003, the Advisor entered into a third modification with the borrower to extend the maturity date to December 31, 2004 to correct this oversight.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

C.    PIMIs, continued

      During 2002 and 2003, operating results at Mountain View have deteriorated. A building with 20 three-bedroom apartments was out of service for 18 months as a result of a fire in 2001. Reconstruction work necessitated by the fire was completed in mid-2002, with insurance proceeds covering the total cost of the restoration and a portion of the rental income. Additionally, occupancy in the remaining units has been affected by local economic conditions. These factors have made the rental market much more competitive for apartment owners, and the use of concessions to attract potential renters has increased throughout the market. Consequently, rental income was down in 2002 and did not improve in 2003. At the same time, both insurance costs and real estate taxes have increased dramatically, further deteriorating operating results. As a result of the factors described above, the Trust maintains a valuation allowance for Mountain View of $1,032,617. Between the valuation allowance and the related deferred income on Additional Loans liability account, the Mountain View additional loan has been effectively fully reserved.

      At December 31, 2003 and 2002 there are no PIMIs within the Trust's portfolio that are delinquent as to principal or interest.

      The Trust's investments in PIMIs consist of the following at December 31, 2003 and 2002:

                       Original     Approximate
                         Loan         Monthly       Interest       Maturity        Balance Outstanding
Insured Mortgage        Amount        Payments        Rate           Date            at December 31,
----------------      -----------   -----------    -----------    -----------   -----------   -----------
                                                                                    2003          2002
                                                                                -----------   -----------
Lifestyles (GNMA)     $10,292,394   $        --             --             --   $        --   $ 9,765,191

Windward (GNMA)        14,000,778            --             --             --            --    13,342,264

Mountain View (FHA)     9,547,700        58,000          6.875%    01/01/2034     9,081,728     9,147,699
                      -----------   -----------                                 -----------   -----------
                                                           (a)
                      $33,840,872   $    58,000                                 $ 9,081,728   $32,255,154
                      ===========   ===========                                 ===========   ===========

                                                                                     (b)

                                                                     Base        Preferred
                         Outstanding Balance        Maturity       Interest      Interest
Additional Loan           2003          2002          Date           Rate          Rate
---------------       -----------   -----------    -----------    -----------   -----------
Lifestyles:
  Due Contractually   $        --   $ 1,817,665             --             --            --
  Interest applied             --      (118,968)
                      -----------   -----------
  Recorded Value               --     1,698,697

Windward                       --     2,471,294             --             --            --

Mountain View (a)       1,400,000     1,400,000     12/31/2004            7.0%           --
                      -----------   -----------

                      $ 1,400,000   $ 5,569,991
                      ===========   ===========
                           (c)

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

C.    PIMIs, continued

      (a) The Trust entered into a second modification agreement which reduced the interest rate on the Insured Mortgage by 1.25% per annum effective January 1, 1999 and continuing through December 31, 2004. The Agreement eliminated the Preferred Interest required under the Additional Loan and changed the Trust's participation in the surplus cash generated by the property. Furthermore, debt service relief provided by the first modification was permanently forgiven.

      (b)   The aggregate cost for federal income tax purposes is $9,081,728.

      (c)   The aggregate cost for federal income tax purposes is $1,400,000.

      Impaired Additional Loans

      The Advisor of the Trust has determined that the Mountain View Additional Loan is impaired. As a result, during 1998, a valuation allowance of $984,000 was established to adjust the carrying amount of the loan to the then estimated fair market value of the collateral less anticipated costs of sale. During 1999, the Trust increased the valuation allowance of Mountain View by $48,272. The Trust will reflect interest receipts as reductions to the carrying amount of the loan and the valuation allowance until the valuation allowance is zero. The Trust did not receive any interest payments or recognize any income on the Mountain View Additional Loan during 2003, 2002 or 2001.

      The activity in the valuation allowance together with the related recorded and carrying value of the mortgage loans is as follows:

                                      Recorded      Valuation      Carrying
                                        Value       Allowance       Value
                                     -----------   -----------   -----------

      Mountain View                  $ 1,400,000   $ 1,032,617   $   367,383
                                     -----------   -----------   -----------

      Balance at December 31, 2003   $ 1,400,000   $ 1,032,617   $   367,383
                                     ===========   ===========   ===========

      The Trust also has deferred income related to Mountain View of $367,383. Between the valuation allowance and the related deferred income, the Mountain View Additional Loan has been effectively fully reserved.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

C.    PIMIs, continued

      A reconciliation of activity for each of the three years in the period ended December 31, is as follows:

      Insured Mortgages

                                                   2003            2002            2001
                                               ------------    ------------    ------------

      Balance at beginning of period           $ 32,255,154    $ 50,811,558    $ 59,752,085

         Insured Mortgage prepayments           (23,053,908)    (18,330,825)     (8,575,180)

         Principal collections                     (119,518)       (225,579)       (365,347)
                                               ------------    ------------    ------------

      Balance at end of period                 $  9,081,728    $ 32,255,154    $ 50,811,558
                                               ============    ============    ============

      Additional Loans

                                                   2003            2002            2001
                                               ------------    ------------    ------------

      Balance at beginning of period           $  4,537,719    $  3,871,180    $  8,350,990

         Interest received and recognized as
          Additional Loan prepayment                     --              --        (118,968)

         Additional Loan prepayments             (4,169,991)             --      (4,824,649)

         Adjustment to valuation allowance             (345)        666,539         463,807
                                               ------------    ------------    ------------

      Balance at end of period                 $    367,383    $  4,537,719    $  3,871,180
                                               ============    ============    ============

Property Description:

Mountain View Apartments ("Mountain View") is a 256-unit apartment complex located in Madison, Alabama.

D.    PIMs

      At December 31, 2003 the Trust had no investments in PIMs. On December 31, 2002, the trust had investments in two PIMs. The Trust's PIMs consisted of a sole participation interest in a HUD-insured first mortgage loan originated under the FHA lending program (the "Insured Mortgages"), and participation interests in the revenue stream and appreciation of the underlying property above specified base levels. The borrower conveyed these participation features to the Trust generally through a subordinated promissory note and mortgage (the "Agreements").

      On March 27, 2003, the Trust received a prepayment of the Rivergreens Apartments Subordinated Promissory Note. The Trust received $547,978 of Shared Appreciation Interest and $383,297 of Minimum Additional Interest. On April 10, 2003, the Trust received $9,500,670 representing the principal proceeds on the first mortgage loan from the Rivergreens Apartments PIM. On May 9, 2003, the Trust paid a special dividend of $0.70 per share from the proceeds of the Rivergreens Apartments PIM prepayment.

      On January 21, 2003, the Trust received a prepayment of the Mill Pond I PIM of $7,430,727 representing the principal proceeds on the first mortgage. The underlying property value did not increase sufficiently to meet the criteria for the Trust to earn any participating interest. On May 5, 2003, the Trust paid a special dividend of $0.50 per share from the proceeds of the Mill Pond I PIM.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

D.    PIMs, continued

      On July 25, 2002, the Trust received $13,676,641 representing the principal proceeds on the first mortgage loan from the Lincoln Green Apartments PIM. On June 28, 2002, the Trust received a prepayment of the Lincoln Green Apartments Subordinated Promissory Note. The Trust received $725,000 of Shared Appreciation Interest and $278,785 of Shared Income Interest and Minimum Additional Interest. On August 28, 2002, the Trust paid a special dividend of $0.99 per share from the proceeds of the Lincoln Green Apartments PIM prepayment

      On May 15, 2002, the Trust received $8,884,123 representing the principal proceeds on the first mortgage loan from the River View Apartments PIM. In addition, the Trust received a prepayment premium of $88,841 from the payoff. On June 4, 2002, the Trust paid a special dividend of $0.61 per share from the proceeds of the River View Apartments PIM prepayment.

      On January 2, 2002, the Trust received a prepayment of the Waterford Apartments Subordinate Promissory Note. The Trust received $379,725 of Minimum Additional Interest and $425,643 of Shared Appreciation Interest. On January 17, 2002, the Trust received $6,625,742 representing the principal proceeds on the first mortgage loan. In addition, the Trust received a prepayment premium of $66,257 from the payoff. On March 1, 2002, the Trust paid a special dividend of $0.51 per share from the proceeds of the Waterford Apartments PIM prepayment.

      The Trust's PIMs consisted of the following at December 31, 2003 and 2002:

                     Original      Approximate
                       Loan          Monthly       Interest       Maturity
                      Amount         Payments        Rate           Date      Balance Outstanding at December 31,
                    -----------    -----------    -----------    -----------  -----------------------------------
                                                                                     2003             2002
                                                                                 -----------      -----------
Mill Pond (FHA)     $ 7,812,100    $        --             --             --     $        --      $ 7,430,727

Rivergreens (FHA)    10,003,000             --             --             --              --        9,518,910
                    -----------    -----------    -----------    -----------     -----------      -----------

  Total             $17,815,100    $        --                                   $        --      $16,949,637
                    ===========    ===========    ===========    ===========     ===========      ===========

      A reconciliation of activity for each of the three years in the period ended December 31, is as follows:

                                             2003            2002            2001
                                         ------------    ------------    ------------

      Balance at beginning of period     $ 16,949,637    $ 46,416,493    $ 46,892,234

      Insured Mortgage prepayments        (16,931,397)    (29,186,506)             --

      Principal collections                   (18,240)       (280,350)       (475,741)
                                         ------------    ------------    ------------

      Balance at end of period           $         --    $ 16,949,637    $ 46,416,493
                                         ============    ============    ============

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

E.    MBS

      At December 31, 2003, the Trust's MBS portfolio had an amortized cost of $1,542,093 and gross unrealized gains of $99,756. At December 31, 2002, the Trust's MBS portfolio had an amortized cost of $5,861,359 and gross unrealized gains of $451,762. The Trust's MBS have maturities ranging from 2008 to 2023.

      On July 15, 2003, the Trust received a prepayment of the Pointe East Apartments insured mortgage for $3,251,119. The Trust also received a prepayment premium of $130,045 from this payoff. On August 4, 2003, the Trust paid a special dividend of $0.23 per share from the proceeds of the Pointe East Apartments insured mortgage payoff.

      On August 27, 2002, the Trust received $4,856,759 representing the principal proceeds on the first mortgage loan from the Rosemont Apartments MBS. In addition, the Trust received a prepayment premium of $194,270 from this payoff. On September 12, 2002, the Trust paid a special dividend of $0.34 per share from the proceeds of the Rosemont Apartments MBS prepayment

      On May 15, 2002 the Trust received $2,487,447 representing the principal proceeds on the first mortgage loan from the Parkwest Apartments MBS. In addition, the Trust received a prepayment premium of $49,749 from this payoff. On June 19, 2002, the Trust paid a special dividend of $0.17 per share from the proceeds of the Parkwest Apartments MBS prepayment.

      The Trust's MBS portfolio had the following contractual maturities as of December 31, 2003:

                                                          Unrealized
              Maturity Date          Fair Value           Gain/(Loss)
              -------------        -------------         -------------

               2004 - 2008         $      22,515         $         581
               2009 - 2013                    --                    --
               2014 - 2023             1,619,334                99,175
                                   -------------         -------------

                  Total            $   1,641,849         $      99,756
                                   =============         =============

F.    Shareholders' Equity

      Under the Declaration of Trust and commencing with the initial closing of the public offering of shares, the Trust has declared and paid dividends on a quarterly basis. During the period in which the Trust qualifies as a REIT, the Trust has and will pay quarterly dividends aggregating at least 90% of taxable income on an annual basis to be allocated to the shareholders in proportion to their respective number of shares.

      In order for the Trust to maintain its REIT status with respect to the requirements of Share ownership, the Declaration of Trust prohibits any investor from owning, directly or indirectly, more than 9.8% of the outstanding Shares unless an exemption is granted by the Trustees and empowers the Trustees to refuse to permit any transfer of Shares which, in their opinion, would jeopardize the status of the Trust as a REIT.

      On August 22, 2002, the Trustees agreed to waive the ownership limit to allow affiliates of the Advisor to own up to 55% of the outstanding shares of the Trust. The affiliates delivered an opinion of counsel to the effect that this waiver will not cause the Trust to lose its status as a REIT. In connection with this waiver, the affiliates also agreed to not take any action to cause the Trust to cease to be a reporting company under the Exchange Act or to cause a majority of the board of trustees to no longer be comprised of independent trustees. They also agreed not to solicit, seek to effect, negotiate with or provide any information to any other party with the intent of effecting a business combination with the Trust without the approval of a majority of the board of trustees. In April of 2003, BIR acquired 30.76% of the outstanding shares of the Trust.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

G.    Related Party Transactions

      Under the terms of the Advisory Service Agreement, the Advisor receives an Asset Management Fee equal to .75% per annum of the value of the Trust's actual and committed invested assets payable quarterly. The Trust also reimburses affiliates of the Advisor for certain costs incurred in connection with maintaining the books and records of the Trust, the preparation and mailing of financial reports, tax information and other communications to investors and legal fees and expenses. Included in general and administrative expenses are legal fees and expenses paid by the Trust to an affiliate of $23,274, $20,851 and $12,033, for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Trust received interest collections on Additional Loans with affiliates of the advisor of $155,738 in 2001. In addition, the Trust received $3,431,133 in 2001 related to participation interest income on these same loans.

H.    Original Shares

      Upon termination of the Trust, an affiliate of the Advisor is committed to pay to holders of Original Shares the amount (if any) by which (a) the Shareholders' Original Investments exceed (b) all Dividends (as defined in the prospectus) paid by the Trust with respect to such Original Shares. Original Shares are those Shares purchased during the Trust's initial public offering either through purchase or through the dividend reinvestment program and held until the last mortgage held by the Trust is repaid or disposed of.

I.    Federal Income Taxes

      Net income per statement of income                            $ 5,413,748

      Less:  Book to tax difference related to Additional Loan
               interest income                                       (1,985,392)

      Add:   Increase in the provision for impaired mortgage loans          345

      Less:  Book to tax difference for participation income           (118,968)

      Less:  Book to tax difference related to amortization
               of prepaid fees and expenses                          (3,118,775)
                                                                    -----------

      Net income for federal income tax purposes                    $   190,958
                                                                    ===========

      The Trust paid dividends of $3.58 per share during 2003, which represents approximately $0.01 from ordinary income and $3.57 represents a non-taxable distribution for federal income tax purposes.

      The basis of the Trust's assets for financial reporting purposes is less than its tax basis by approximately $1,689,000 and $5,576,000 at December 31, 2003 and 2002, respectively. The basis of the Trust's liabilities for financial reporting purposes exceeded its tax basis by approximately $367,000 and $1,351,000 at December 31, 2003 and 2002, respectively.

J.    Fair Value Disclosures of Financial Instruments

      The Trust uses the following methods and assumptions to estimate the fair value of each class of financial instruments:

      Cash and Cash Equivalents

      The carrying amount approximates fair value because of the short maturity of those instruments.

                                    Continued

                          KRUPP GOVERNMENT INCOME TRUST

                             ----------------------

J.    Fair Value Disclosures of Financial Instruments, continued

      MBS

      The Trust estimates the fair value of MBS based on quoted market prices. Based on the estimated fair value determined using these methods and assumptions the Trust's investments in MBS had gross unrealized gains of approximately $100,000 at December 31, 2003 and $452,000 at December 31, 2002.

      PIMs and PIMIs

      There is no active trading market for these investments. Accordingly, management estimated the fair value of the PIMs and estimates the insured mortgage portion of the PIMIs using quoted market prices of MBS having the same stated coupon rate as the Insured Mortgages and similar expected maturity date. Additional Loans are based on the lower of the estimated collection value of the loan or the remaining principal balance of the loan as an estimate of the fair value of the loan is not practicable. Management does not include any participation income in the Trust's estimated fair values, as Management does not believe it can predict the amount or timing of realization of any such feature with any certainty. Based on the estimated fair value determined using these methods and assumptions, the Trust's remaining PIMI did not have any gross unrealized gains or losses at December 31, 2003. The Trust's investments in PIMs and PIMIs had gross unrealized gains of approximately $2,832,000 at December 31, 2002.

      At December 31, 2003 and 2002, the Trust estimated the fair value of its financial instruments as follows:

                                                (amounts in thousands)
                                               2003                  2002
                                       -------------------   -------------------
                                         Fair     Carrying     Fair     Carrying
                                         Value     Value       Value     Value
                                       --------   --------   --------   --------

      Cash and cash equivalents        $  1,637   $  1,637   $  1,986   $  1,986

      MBS                                 1,642      1,642      6,313      6,313

      PIMs and PIMIs:
        PIMs                                 --         --     17,708     16,950
        Insured mortgages                 9,082      9,082     34,329     32,255
        Additional Loans                     --        367      4,538      4,538
                                       --------   --------   --------   --------

                                       $ 12,361   $ 12,728   $ 64,874   $ 62,042
                                       ========   ========   ========   ========

                          KRUPP GOVERNMENT INCOME TRUST

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

2003

                              Balance at   Charged to                 Balance at
                              beginning    costs and                    end of
Description                   of period     expenses    Recoveries      period
-----------                   ----------   ----------   ----------    ----------

Additional Loan
impairment provision          $1,032,272   $      345   $       --    $1,032,617
                              ==========   ==========   ==========    ==========

2002

                              Balance at   Charged to                 Balance at
                              beginning    costs and                    end of
Description                   of period     expenses    Reversals       period
-----------                   ----------   ----------   ----------    ----------

Additional Loan
impairment provision          $1,698,811   $       --   $ (666,539)   $1,032,272
                              ==========   ==========   ==========    ==========

2001

                              Balance at   Charged to                 Balance at
                              beginning    costs and                    end of
Description                   of period     expenses    Recoveries      period
-----------                   ----------   ----------   ----------    ----------

Additional Loan
impairment provision          $2,162,618   $       --   $ (463,807)   $1,698,811
                              ==========   ==========   ==========    ==========

                          KRUPP GOVERNMENT INCOME TRUST

                               SUPPLEMENTARY DATA
                        SELECTED QUARTERLY FINANCIAL DATA
                                   (UNAUDITED)

                                        For the Quarter Ended
                                        ---------------------
                       March 31,      June 30,     September 30,  December 31,
                         2003           2003           2003           2003
                     ------------   ------------   ------------   ------------

Total revenues       $  2,497,149   $  3,352,946   $    374,498   $    191,936
                     ============   ============   ============   ============

Net income (loss)    $  2,122,030   $  3,130,339   $    184,649   $    (23,270)
                     ============   ============   ============   ============

Earnings per Share   $        .14   $        .21   $        .01   $         --
                     ============   ============   ============   ============

                                        For the Quarter Ended
                                        ---------------------
                       March 31,      June 30,     September 30,  December 31,
                         2002           2002           2002           2002
                     ------------   ------------   ------------   ------------

Total revenues       $  2,671,810   $  2,907,424   $  1,460,584   $  1,970,759
                     ============   ============   ============   ============

Net income           $  2,086,813   $  2,328,365   $  1,056,691   $  2,310,476
                     ============   ============   ============   ============

Earnings per Share   $       0.14   $       0.15   $       0.07   $       0.16
                     ============   ============   ============   ============